2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD

2004 FINANCIAL AND OPERATING RESULTS

Houston, Texas - February 28, 2005...Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the fourth quarter and the full-year 2004. Full-year 2004 highlights include:

* Record earnings of $103.6 million, up 112% from 2003

* Record net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure reconciled below) of $237.7 million, up 80% from 2003

* Record natural gas and crude oil production of 54.1 Bcfe, up 31% over 2003

* Fayetteville Shale play progressing with positive results

For the fourth quarter of 2004, Southwestern reported net income of $32.9 million, or $0.88 per diluted share, up 122% from $14.9 million, or $0.41 per diluted share, for the same period in 2003. Southwestern's earnings in the fourth quarter of 2004 were negatively impacted (by approximately $0.10 per share) as a result of the widening of locational market differentials that reduced the average price received for its natural gas production. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below), was $72.4 million in the fourth quarter of 2004, up 94% from $37.4 million in 2003. Strong commodity prices and a 35% increase in production from the company's exploration and production (E&P) segment led to the improved financial results.

Southwestern reported record net income for 2004 of $103.6 million, or $2.80 per diluted share, up 112% from $48.9 million, or $1.43 per diluted share in 2003. Net cash provided by operating activities before changes in operating assets and liabilities (non-GAAP; see reconciliation below) also set a new record at $237.7 million, up 80% from $132.3 million in 2003. A 31% increase in production volumes and higher realized natural gas and oil prices primarily drove the improved financial results.

"2004 marked another record year for our company, as we set new highs in our financial results and impressive marks in all of the important operational statistics," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "We set new records again for annual production volumes, reserve replacement and year-end reserve levels, thanks to our team of creative people and our discipline of adding value for each dollar that we invest. Our financial results were outstanding as well, as we delivered new records for earnings and cash flow due to increased production and higher commodity prices."

Fourth Quarter 2004 Financial Results

E&P Segment - Operating income from the company's E&P segment was $50.6 million for the three months ended December 31, 2004, up from $22.0 million for the same period in 2003. The increase in 2004 was primarily due to increased production volumes and higher realized natural gas and oil prices.

Gas and oil production totaled 15.1 Bcfe for the three months ended December 31, 2004, up 35% compared to 11.2 Bcfe in the fourth quarter of 2003. The increase in 2004 production resulted from an increase in production from the company's Overton Field in East Texas due to continued development of the field, increased production from conventional drilling in the Arkoma Basin and production from its River Ridge discovery in New Mexico. Production during the fourth quarter of 2004 included the effects of curtailment of a portion of the company's production at its Overton Field in East Texas, where a non-operated transmission line failure occurred. The lack of full sales capacity at Overton, due to continued disruptions during the first quarter of 2005, will likely cause the company's production to be less than its previously estimated first quarter production guidance of 14.5 to 15.0 Bcfe. Current estimates for first quarter production are between 13.5 to 14.0 Bcfe, while Southwestern's previously announced full-year 2005 guidance of 61.0 to 63.0 Bcfe remains the same.

Southwestern's average realized gas price was $5.58 per Mcf, including the effect of hedges, in the fourth quarter of 2004 compared to $4.15 per Mcf in the fourth quarter of 2003. The company's commodity hedging activities lowered its average gas price $0.88 per Mcf during the fourth quarter of 2004 and $0.33 per Mcf during the same period in 2003. The company also saw its locational market differentials for its natural gas production widen substantially during the fourth quarter of 2004, lowering its gas revenues by approximately $5.9 million and negatively affecting the company's earnings for the fourth quarter by approximately $0.10 per share. Disregarding the impact of hedges, the company's average price received for its gas production during the fourth quarter of 2004 was approximately $0.62 per Mcf lower than average NYMEX spot prices, compared to an historical average of approximately $0.20 per Mcf.

Southwestern's average realized oil price was $37.00 per barrel, including the effect of hedges, during the fourth quarter of 2004 compared to $25.32 per barrel in the fourth quarter of 2003. The company's hedging activities lowered its average oil price $10.56 per barrel during the fourth quarter of 2004 and $3.87 per barrel during the same period in 2003.

Lease operating expenses per Mcfe for the company's E&P segment were $0.37 per Mcfe in both the fourth quarters of 2004 and 2003 as the increase in the company's production volumes in 2004 was offset by increases in oil field service costs. Taxes other than income taxes per Mcfe were $0.33 in 2004, compared to $0.17 per Mcfe in 2003. The increase in 2004 was due primarily to increased severance and ad valorem taxes that resulted from higher commodity prices. General and administrative expenses per Mcfe were $0.39 in 2004, compared to $0.43 per Mcfe in 2003. The decrease was primarily due to increased production volumes, partially offset by an increase in payroll and incentive compensation costs.

Natural Gas Distribution Segment - Operating income for the company's utility segment was $3.8 million for the three months ended December 31, 2004, down from $4.3 million for the same period in 2003. The decrease in operating income for this segment resulted from increased operating costs and expenses and reduced usage per customer due to customer conservation brought about by high gas prices and warmer than normal weather. Weather in the utility's service territory during the fourth quarter was 15% warmer than normal and 6% warmer than the prior year. The company does not believe that its utility is earning its authorized rate of return. As a result, on December 29, 2004, the utility filed a rate increase request for $9.7 million with the Arkansas Public Service Commission (APSC). The APSC has ten months to review the filing and determine the amount of the increase, if any. Any rate increase allowed would likely be implemented in the fourth quarter of 2005.

Marketing and Other - Operating income from our natural gas marketing activities was $0.7 million for the three months ended December 31, 2004, compared to $0.6 million in 2003. The company recorded a pre-tax gain from operations of $0.7 million relating to the company's 25% interest in the Ozark Gas Transmission System during the fourth quarter of 2004, compared to a pre-tax gain of $0.1 million for the same period in 2003. Included in the company's results for the fourth quarters of 2004 and 2003 were pre-tax gains of $1.5 million and $0.4 million, respectively, related to the sale of gas-in-storage inventory.

Full-Year 2004 Financial Results

E&P Segment - Operating income from the company's E&P segment was $164.6 million in 2004, up from $84.7 million in 2003. The increase in 2004 was due to a 31% increase in equivalent production volumes and higher prices received for the company's natural gas and oil production, partially offset by increased operating costs and expenditures.

Gas and oil production totaled 54.1 Bcfe in 2004, up from 41.2 Bcfe in 2003. The increase in 2004 production resulted primarily from an 8.2 Bcfe increase in production from the company's Overton Field in East Texas, a 1.3 Bcfe increase in its Arkoma Basin production, and 3.2 Bcfe from the company's River Ridge discovery in New Mexico. Southwestern is targeting 2005 oil and gas production at 61.0 to 63.0 Bcfe, an increase of 13% to 17% over its 2004 production.

Southwestern's average realized gas price was $5.21 per Mcf in 2004 compared to $4.20 per Mcf in 2003, including the effects of hedges. The company's commodity hedging activities lowered its average gas price $0.59 per Mcf in 2004 and $0.95 per Mcf in 2003. Disregarding the impact of hedges, Southwestern's average price received for its gas production during 2004 was approximately $0.34 per Mcf lower than average spot market prices, due to locational market differentials that reduced the average prices received. The company forecasts that its average realized market differentials will be $0.30 to $0.50 per Mcf for the full year of 2005. Within this guidance, Southwestern is currently estimating that its market differentials for the first quarter of 2005 will range between $0.50 to $0.60 per Mcf.

Southwestern's average oil price was $31.47 per barrel in 2004, compared to $26.72 per barrel in 2003, including the effects of hedges. The company's hedging activities lowered its average oil price $9.08 per barrel in 2004 and $2.94 per barrel in 2003. The company forecasts its average realized basis differential to be approximately $1.25 per barrel for 2005.

Lease operating expenses per Mcfe for the company's E&P segment were $0.38 per Mcfe in 2004, compared to $0.39 per Mcfe in 2003. Lease operating expenses per unit decreased in 2004 due primarily to the 31% increase in the company's production volumes, partially offset by increased costs for oil field services. In 2004, lease operating expenses per unit averaged $0.18 per Mcfe for the company's Overton Field production in East Texas and $0.31 per Mcf for its conventional Arkoma Basin production. These two areas accounted for 78% of Southwestern's total production in 2004. Although the per unit operating costs for these areas will continue to remain low compared to other operating areas, they will increase over time due to the natural maturing of the company's properties and inflationary pressures on operating costs.

Taxes other than income taxes per Mcfe were $0.28 in 2004, compared to $0.22 per Mcfe in 2003. The increase in 2004 was due to increased severance and ad valorem taxes that resulted from increases in commodity prices and from the changing mix of the company's production among taxing jurisdictions. General and administrative expenses per Mcfe were $0.36 in 2004, compared to $0.41 in 2003. The decrease in general and administrative costs per Mcfe was due primarily to the increase in production volumes, partially offset by an 18% increase in general and administrative expenses for this segment. The company's full cost pool amortization rate averaged $1.20 per Mcfe in 2004, compared to $1.17 per Mcfe in 2003.

Natural Gas Distribution Segment - Operating income for the utility segment was $8.5 million for the year ended December 31, 2004, up 26% from $6.8 million in 2003. The increase resulted primarily from the effects of a $4.1 million annual rate increase implemented in October 2003, partially offset by increased operating costs and expenses, reduced usage per customer due to customer conservation brought about by high gas prices and warmer than normal weather. Weather during 2004 in the utility's service territory was 10% warmer than normal and 9% warmer than in 2003.

Marketing and Other - Operating income from our natural gas marketing activities was $3.2 million in 2004, up from $2.6 million in 2003. Southwestern marketed 57.0 Bcf of gas in 2004, compared to 42.7 Bcf in 2003. The increase in volumes marketed in 2004 was primarily due to increased production volumes, largely related to the company's Overton Field in East Texas. Gas purchases from the company's E&P segment accounted for 77% of the total volumes marketed in 2004, compared to 75% in 2003.

Southwestern recorded a pre-tax loss from operations related to its investment in the Ozark Gas Transmission System of $0.4 million in 2004, compared to pre-tax income of $1.1 million in 2003. These amounts are recorded in other income (expense) in the company's income statement. The pre-tax loss in 2004 included a $0.4 million negative adjustment from the operator of the pipeline for prior period allocations of income and expenses to the partners. The pre-tax gain in 2003 included a gain of $1.3 million recognized on the sale of a 28-mile portion of the Ozark Gas Transmission System's pipeline located in Oklahoma that had limited strategic value to the overall system.

In 2004 and 2003, other revenues included gains of $5.8 million and $3.0 million, respectively, related to sales of undeveloped real estate and certain property and equipment. Other revenues for 2004 and 2003 also included pre-tax gains of $4.5 million and $3.1 million, respectively, related to the sale of gas-in-storage inventory.

E&P Operations Review and Update on Fayetteville Shale Play

Southwestern invested a total of $282.0 million in its E&P program and participated in drilling 204 wells during 2004. Of these drilled wells, 166 were successful, 14 were dry and 24 were still in progress at year-end. The company's investments were as follows - approximately $53.2 million in its conventional Arkoma Basin drilling program, $156.7 million in East Texas, $27.0 million in the Permian Basin, and $15.7 million in the Gulf Coast. In addition, Southwestern invested approximately $27.9 million in its Fayetteville Shale play and $1.5 million in New Ventures.

Of the $282.0 million invested, approximately $20.1 million was for exploratory drilling, $208.7 million for development drilling and workovers, $21.1 million for land and leasehold acquisition and seismic expenditures, $14.2 million for producing property acquisitions, and $17.9 million in capitalized interest and expenses and other technology-related expenditures.

In 2004, Southwestern replaced 365% of its production volumes by adding 197.2 Bcfe of proved natural gas and oil reserves at a finding and development cost of $1.43 per Mcfe, including reserve revisions. This compares to a reserve replacement ratio of 313% and finding and development costs of $1.33 per Mcfe during 2003, including reserve revisions. For the period ending December 31, 2004, the company's three-year average reserve replacement ratio was 305%, and its estimated three-year average finding and development cost was $1.30 per Mcfe, including reserve revisions.

Excluding the effect of reserve revisions, the company's reserve replacement ratio during 2004 was 388%, compared to 351% in 2003, and its finding and development cost was $1.34 per Mcfe in 2004, compared to $1.18 per Mcfe in 2003. Excluding reserve revisions, the company's three-year average reserve replacement ratio and finding and development cost were 324% and $1.23 per Mcfe, respectively.

Fayetteville Shale Play - In 2004, Southwestern invested approximately $27.9 million in its Fayetteville Shale play, which included $11.6 million of capital for drilling 21 wells, $14.0 million for leasehold acquisition, and $2.3 million for other capitalized costs. The company increased its leasehold position to 557,149 net acres in the undeveloped play area at December 31, 2004. In addition, Southwestern controls approximately 125,000 net developed acres in the traditional "Fairway" area of the basin that is held by conventional production. Total proved gas reserves booked in the play in 2004 totaled 7.5 Bcf from a total of 20 wells, 10 of which were classified as proved, undeveloped locations, for an average estimated ultimate recovery per well of 430,000 Mcf (375,000 Mcf net).

As of February 28, 2005, Southwestern had drilled a total of 31 wells and participated in one outside-operated well. These vertical wells are in six separate pilot areas located in Franklin, Conway, Van Buren and Faulkner counties in Arkansas. Of the 32 wells, thirteen are on production, nine are in the process of completion or waiting on pipeline hook-up, seven are scheduled to be completed and three were shut-in due to marginal performance.

Excluding the three shut-in wells, the company reports that the first 30-day production average (10 qualifying wells) is 375 Mcf per day. Recent costs to drill and complete wells in the play, utilizing nitrogen foam fracture stimulation treatments, ranges from $400,000 to $550,000 per well. Based on the average vertical well results to date, current well costs and the company's current forecast for the future performance of these wells, Southwestern believes that a vertical well drilling program is economically feasible in the pilot areas drilled to date.

"While the results we are reporting are of a short-term nature and not based on extended production histories, we continue to be excited about the potential of the play. We are learning more with each well we drill and have made improvements in lowering the cost to drill and complete these wells. Additionally, we are drilling our first horizontal well in the play and will be assessing its potential to further improve the economic results," stated Korell.

The company anticipates drilling approximately 16 total wells during the first quarter of 2005, including two horizontal wells, the first of which is currently drilling. The initial horizontal well is designed to drill a 2,000-foot lateral section in the Fayetteville Shale and utilize multi-stage nitrogen foam fracture stimulation technology in its completion.

In 2005, the company expects to allocate up to $100.2 million of its 2005 E&P capital to its unconventional Fayetteville Shale play. The company's drilling program with respect to its Fayetteville Shale play is flexible and will be impacted by a number of factors, including the results of its horizontal drilling efforts, its ability to determine the most effective and economic fracture stimulation, the extent to which the company can replicate the results of its successful Fayetteville Shale wells on other Fayetteville Shale acreage, and the gas commodity price environment.

Conventional Arkoma Program - Southwestern's proved reserves in the Arkoma Basin increased to 247.0 Bcf at year-end 2004, of which 239.5 Bcf were attributable to its conventional Arkoma wells, compared to 211.7 Bcfe at year-end 2003. The company's conventional production from the Arkoma Basin was 20.1 Bcf in 2004, compared to 18.9 Bcf in 2003. During 2004, Southwestern participated in 70 wells with 55 producers, 9 dry holes and 6 wells in progress at year-end, resulting in an 86% drilling success rate while adding 43.4 Bcf of gas reserves at a finding and development cost of $1.23 per Mcf, excluding a net upward revision of 4.5 Bcf, or $1.11 per Mcf including such revision. This compares to a finding and development cost of $1.14 per Mcf, excluding a net upward revision of 13.1 Bcf, or $0.79 per Mcf including such revision, in the basin in 2003. The company's three-year average finding cost from its conventional Arkoma drilling program is $1.15 per Mcf, excluding revisions, or $0.93 per Mcf including revisions.

Since 2002, Southwestern has significantly increased its conventional drilling activity in the Ranger Anticline prospect area, located at the southern edge of the Arkansas portion of the basin, largely as a result of continued drilling success and favorable regulatory developments. In 2003, Southwestern received regulatory approval to downspace a large portion of the area to 80-acre spacing. In 2004, the company obtained further regulatory approval to reduce well spacing from 80-acres per well to a minimum distance of 560 feet between wells at Ranger, allowing greater flexibility to site the wells in the most geologically advantageous locations. At December 31, 2004, the company held approximately 7,700 gross developed acres and 43,500 gross undeveloped acres in the area.

During 2004, Southwestern successfully completed 20 out of 22 wells at Ranger, which added 29.8 Bcf of new reserves at a finding and development cost of $0.82 per Mcf, including revisions. Since drilling its first successful well at Ranger in 1997, and through year-end 2004, Southwestern has successfully drilled 43 out of 50 wells, adding 62.8 net Bcf of reserves at a finding cost of $0.72 per Mcf, including revisions. At December 31, 2004, gross production from the field was 23.4 MMcf per day, compared to 7.6 MMcf per day at year-end 2003. The company's wells at Ranger typically target the Upper and Lower Borum tight gas sands between 5,000 and 8,000 feet in depth. These wells cost approximately $1.0 million to drill and complete, have average initial production rates of 1.8 MMcf per day when successful, and have average estimated ultimate gross reserves of 1.8 Bcf per well. The company's average working interest in the 43 successful wells drilled through December 31, 2004 is 81% and its average net revenue interest is 66%.

In 2005, Southwestern plans to invest approximately $59.3 million in the conventional Arkoma program to drill approximately 86 wells, 43 of which are planned at Ranger, and to perform at least 31 workover projects.

East Texas - The company's East Texas operations are primarily located in the Overton Field in Smith County, Texas, where Southwestern drilled and completed a total of 83 wells during 2004, of which 35 were 40-acre spaced wells. This compares to 57 wells drilled and completed in 2003. The company has experienced a 100% success rate at Overton since it began its development drilling program in 2001. Daily gross production capacity at the Overton Field has increased from approximately 2.0 MMcfe in March 2001 to approximately 90.0 MMcfe at year-end 2004, resulting in net production of 21.8 Bcfe during 2004, compared to 13.6 Bcfe in 2003.

Southwestern's proved reserves in East Texas increased to 299.1 Bcfe at year-end 2004, of which 296.6 Bcfe of reserves were in the Overton Field, compared to 196.3 Bcfe at year-end 2003. Total production from East Texas was 22.2 Bcfe in 2004, up 63% from 13.6 Bcfe in 2003. Southwestern invested approximately $148.0 million at the Overton Field during 2004 which resulted in proved reserve additions of 142.2 Bcfe at a finding and development cost of $1.04 per Mcfe, excluding revisions, compared to $0.95 per Mcfe in 2003. The average estimated ultimate recovery of gas and oil reserves from new wells completed in 2004 was approximately 2.0 gross Bcfe per well, compared to 2.2 gross Bcfe per well in 2003.

In 2005, Southwestern plans to invest approximately $147.6 million in East Texas and drill approximately 96 wells, of which approximately 80 wells are planned at Overton.

Permian Basin - Southwestern's proved reserves in the Permian Basin increased to 60.8 Bcfe at year-end 2004, compared to 55.6 Bcfe at year-end 2003. The company's production from the basin was 7.1 Bcfe in 2004, compared to 4.2 Bcfe in 2003. In 2004, the company invested $27.0 million in the Permian Basin, drilling 14 wells, of which 8 were successful, resulting in reserve additions of 10.3 Bcfe. Of note was the company's development of its River Ridge field located in Lea County, New Mexico. After the discovery well was drilled in late-2003, the company subsequently drilled four additional wells in the field during 2004 and all were producers. At December 31, 2004, cumulative net production from the field was 3.2 Bcfe and total net proved reserves in the field were approximately 11.0 Bcfe, bringing the company's overall finding and development cost in the field to $1.63 per Mcfe, excluding reserve revisions.

In 2005, the company plans to invest approximately $4.8 million in its Permian Basin program to drill approximately 12 exploration and exploitation wells.

Gulf Coast - Southwestern's proved reserves in the onshore Gulf Coast were 38.6 Bcfe at year-end 2004, compared to 39.5 Bcfe at year-end 2003. The company's production from the area was 4.6 Bcfe in 2004, compared to 4.5 Bcfe in 2003. In 2004, Southwestern invested $15.7 million in the onshore areas of Texas and Louisiana, adding 4.3 Bcfe of reserves. The company's recent drilling activities in this area are not meeting its economic criteria; therefore the company is reducing its investments in the Gulf Coast to $4.8 million in 2005. While the company plans to drill up to 8 wells in the area in 2005, the majority of these wells will be developmental in nature.

Other Exploration and New Ventures - In 2004, Southwestern invested approximately $1.5 million in New Ventures, excluding the Fayetteville Shale play, which included drilling one exploration well relating to a coal bed methane play in Montana that was later abandoned. During 2004, the company acquired approximately 47,596 net undeveloped acres in areas of the United States outside of its core operating areas and in connection with other natural gas and oil plays that it is pursuing. In 2005, Southwestern plans to invest approximately $18.1 million in exploration projects and $4.2 million in New Venture projects, including drilling up to 14 exploration wells in the continental United States.

Capital Expenditures - In 2005, Southwestern intends to allocate up to $339.0 million for its E&P capital budget, an increase of approximately 20% over its capital investment level in 2004. The company continues to be focused on its strategy of adding value through the drillbit, as over 80% of its 2005 E&P capital is allocated to drilling. Of the up to $339.0 million allocated to the E&P capital budget, approximately $256.6 million will be invested in development drilling, $24.5 million in exploratory drilling, $26.8 million for land and seismic, $24.0 million in capitalized interest and expenses and $7.1 million in equipment, facilities and technology-related expenditures.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.

	3 Months Ended December 31,		12 Months Ended December 31,
	2004	2003	2004	2003
	(in thousands)
Net cash provided by operating activities before changes in operating assets and liabilities	$72,361	$37,359	$237,706	$132,327
Add back (deduct):
Change in operating assets and liabilities	(17,783)	(23,111)	191	(23,228)
Net cash provided by operating activities	$54,578	$14,248	$237,897	$109,099

Southwestern will host a teleconference call on Tuesday, March 1, 2005, at 10:00 a.m. Eastern to discuss the company's 2004 financial and operating results. The toll-free number to call is 800-475-3716 and the reservation number is 9874278. The teleconference can also be heard "live" over the Internet at the company's website: http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Twelve Months
Periods Ended December 31	2004	2003	2004	2003
Exploration & Production
Production
Affiliated gas sales (MMcf)	1,274	1,458	5,453	5,886
Unaffiliated gas sales (MMcf)	12,857	8,908	44,971	32,081
Total gas production (MMcf)	14,131	10,366	50,424	37,967

Oil production (MBbls)	162	131	618	531

Total equivalent production (MMcfe)	15,103	11,152	54,132	41,153
Commodity Prices
Average realized gas price per Mcf	$5.58	$4.15	$5.21	$4.20
Average realized oil price per Bbl	$37.00	$25.32	$31.47	$26.72
Operating Expenses per Mcfe
Lease operating expenses	$0.37	$0.37	$0.38	$0.39
Taxes, other than income taxes	$0.33	$0.17	$0.28	$0.22
General & administrative expenses	$0.39	$0.43	$0.36	$0.41
Full cost pool amortization	$1.23	$1.17	$1.20	$1.17

Marketing
Gas volumes marketed (MMcf)	15,694	11,733	56,975	42,676

Gas Distribution
Deliveries (Bcf)
Sales and end-use transportation	7.2	7.1	24.0	24.7
Off-system transportation	-	0.2	1.0	0.3
Number of customers - period end	144,612	141,573	144,612	141,573
Average sales rate per Mcf	$9.86	$8.30	$9.39	$7.93
Heating weather - degree days	1,338	1,372	3,678	3,969
- percent of normal	85%	91%	90%	99%

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Twelve Months
Periods Ended December 31	2004	2003	2004	2003
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 117,966	$ 76,480	$ 375,460	$ 256,467
Gas marketing	22,278	8,927	65,127	43,313
Oil sales	6,001	3,318	19,461	14,180
Gas transportation and other	3,280	2,466	17,089	13,441
	149,525	91,191	477,137	327,401
Operating Costs and Expenses
Gas purchases - utility	24,738	19,842	64,311	52,585
Gas purchases - marketing	21,205	7,995	60,804	39,428
Operating expenses	10,877	9,134	42,157	37,377
General and administrative expenses	10,649	9,619	36,074	33,102
Depreciation, depletion and amortization	21,097	14,983	73,674	55,948
Taxes, other than income taxes	5,662	2,603	17,830	11,619
	94,228	64,176	294,850	230,059
Operating Income	55,297	27,015	182,287	97,342
Interest Expense
Interest on long-term debt	4,912	4,396	18,335	17,722
Other interest charges	333	309	1,461	1,381
Interest capitalized	(797)	(469)	(2,804)	(1,792)
	4,448	4,236	16,992	17,311
Other Income (Expense)	728	(86)	(362)	797
Income Before Income Taxes, Minority Interest
& Accounting Change	51,577	22,693	164,933	80,828
Minority Interest in Partnership	(383)	(337)	(1,579)	(2,180)
Income Before Income Taxes & Accounting Change	51,194	22,356	163,354	78,648
Provision for Income Taxes - Deferred	18,279	7,505	59,778	28,896
Income Before Accounting Change	32,915	14,851	103,576	49,752
Cumulative Effect of Adoption of Accounting Principle	-	-	-	(855)
Net Income	$ 32,915	$ 14,851	$ 103,576	$ 48,897
Basic Earnings Per Share:
Income Before Accounting Change	$0.92	$0.42	$2.90	$1.49
Cumulative Effect of Adoption of Accounting Principle	-	-	-	(0.03)
Net Income	$0.92	$0.42	$2.90	$1.46
Diluted Earnings Per Share:				-
Income Before Accounting Change	$0.88	$0.41	$2.80	$1.45
Cumulative Effect of Adoption of Accounting Principle	-	-	-	(0.02)
Net Income	$0.88	$0.41	$2.80	$1.43
Weighted Average Common Shares Outstanding:
Basic	35,906,350	35,204,975	35,725,601	33,396,052
Diluted	37,318,615	36,269,383	36,962,772	34,237,934

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

December 31	2004	2003
	(in thousands)
ASSETS

Current Assets	$ 130,985	$ 100,310
Investments	15,465	13,840
Property, Plant and Equipment, at cost	1,761,345	1,469,004
Less: Accumulated depreciation, depletion and amortization	777,189	706,720
	984,156	762,284
Other Assets	15,538	14,276
	$ 1,146,144	$ 890,710

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 133,700	$ 95,068
Long-Term Debt	325,000	278,800
Deferred Income Taxes	203,996	147,295
Other Liabilities	23,912	15,859
Commitments and Contingencies
Minority Interest in Partnership	11,859	12,127
Shareholders' Equity
Common stock, $.10 par value; authorized 75,000,000 shares, issued 37,225,584 shares	3,723	3,723
Additional paid-in capital	128,753	123,519
Retained earnings	350,461	246,885
Accumulated other comprehensive income (loss)	(19,816)	(12,520)
Common stock in treasury, at cost, 821,576 shares in 2004 and 1,307,995 shares in 2003	(9,156)	(14,571)
Unamortized cost of restricted shares issued under stock incentive plans, 320,288 shares in 2004 and 421,617 shares in 2003	(6,288)	(5,475)
	447,677	341,561
	$ 1,146,144	$ 890,710

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Twelve Months
Periods Ended December 31	2004	2003
	(in thousands)
Cash Flows From Operating Activities
Net income	$ 103,576	$ 48,897
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	77,350	58,788
Deferred income taxes	59,778	28,896
Ineffectiveness of cash flow hedges	2,639	(636)
Equity in (income) loss of NOARK partnership	433	(1,053)
Gain on sale of other property, plant and equipment	(5,802)	(2,991)
Minority interest in partnership	(268)	(429)
Cumulative effect of adoption of accounting principle	-	855
Change in operating assets and liabilities	191	(23,228)
Net cash provided by operating activities	237,897	109,099

Cash Flows From Investing Activities
Capital expenditures	(291,101)	(168,172)
Distribution from (investment in) NOARK partnership	(2,059)	2,500
Proceeds from sale of property and equipment	7,121	3,649
Increase in gas stored underground	-	(860)
Other items	591	1,227
Net cash used in investing activities	(285,448)	(161,656)

Cash Flow From Financing Activities
Issuance of common stock	-	103,085
Payments on revolving long-term debt	(395,100)	(273,000)
Borrowings under revolving long-term debt	441,300	209,400
Change in bank drafts outstanding	(2,347)	7,988
Proceeds from exercise of common stock options	5,170	4,671
Debt issuance costs	(1,514)	-
Net cash provided by (used in) financing activities	47,509	52,144

Decrease in cash	(42)	(413)
Cash at beginning of year	1,277	1,690
Cash at end of period	$ 1,235	$ 1,277

SEGMENT INFORMATION (Unaudited)					Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration		Gas	Marketing
	& Production		Distribution	& Other	Eliminations	Total
			(in thousands)
Quarter Ending December 31, 2004

Revenues	$ 86,311		$ 50,008	$ 96,344	$ (83,138)	$ 149,525
Gas purchases	-		33,745	95,159	(82,961)	45,943
Operating expenses	5,633		5,297	-	(53)	10,877
General & administrative expenses	5,884		4,682	306	(223)	10,649
Depreciation, depletion & amortization	19,284		1,752	61	-	21,097
Taxes, other than income taxes	4,919		708	35	-	5,662
Operating Income	$ 50,591		$ 3,824	$ 783	$ 99	$ 55,297

Capital Investments	$ 71,256		$ 2,091	$ 3,914	$ -	$ 77,261

Quarter Ending December 31, 2003

Revenues	$ 46,143		$ 43,143	$ 48,766	$ (46,861)	$ 91,191
Gas purchases	-		26,844	47,689	(46,696)	27,837
Operating expenses	4,105		5,071	-	(42)	9,134
General & administrative expenses	4,746		4,687	373	(187)	9,619
Depreciation, depletion & amortization	13,315		1,630	38	-	14,983
Taxes, other than income taxes	1,948		622	33	-	2,603
Operating Income	$ 22,029		$ 4,289	$ 633	$ 64	$ 27,015

Capital Investments	$ 49,756		$ 1,507	$ 662	$ -	$ 51,925

Twelve Months Ending December 31, 2004

Revenues	$ 286,924		$ 152,449	$ 321,226	$ (283,462)	$ 477,137
Gas purchases	-		97,274	310,654	(282,813)	125,115
Operating expenses	20,637		21,679	-	(159)	42,157
General & administrative expenses	19,684		15,778	1,201	(589)	36,074
Depreciation, depletion & amortization	66,924		6,592	158	-	73,674
Taxes, other than income taxes	15,094		2,610	126	-	17,830
Operating Income	$ 164,585		$ 8,516	$ 9,087	$ 99	$ 182,287

Capital Investments	$ 281,988	(1)	$ 7,298	$ 5,704	$ -	$ 294,990

Twelve Months Ending December 31, 2003

Revenues	$ 176,245		$ 137,356	$ 205,449	$ (191,649)	$ 327,401
Gas purchases	-		84,926	198,092	(191,005)	92,013
Operating expenses	16,167		21,366	-	(156)	37,377
General & administrative expenses	16,705		15,611	1,338	(552)	33,102
Depreciation, depletion & amortization	49,553		6,252	143	-	55,948
Taxes, other than income taxes	9,083		2,435	101	-	11,619
Operating Income	$ 84,737		$ 6,766	$ 5,775	$ 64	$ 97,342

Capital Investments	$ 170,886	(1)	$ 8,178	$ 1,139	$ -	$ 180,203

(1) Exploration and Production capital expenditures for 2004 and 2003 include $3.9 and $12.0 million, respectively, related to the change in accrued expenditures between years.